Exhibit 99.1

China Education Alliance Signs Agreements with Nanchang Institute of Technology

Press Release Source: China Education Alliance, Inc. On Monday March 7, 2011, 12:51 pm

HARBIN, China, March 7, 2011 /PRNewswire/ -- Asia/China Education Alliance, Inc. ("China Education Alliance" or the "Company") (NYSE: CEU - News), a China-based education resource and services company, today announced that the Company has signed management and loan agreements with the Nanchang Institute of Technology ("NIT"), one of the top private universities with 30,000 on-campus students and a 2,000 person faculty in Nanchang, the capital of Jiangxi province, China.

"This partnership with NIT represents a significant milestone for the Company as it diversifies our revenue source and well-positions the company in the fast-growing post secondary vocational educational market in China," said Yu Xiqun, chairman and chief executive officer of China Education Alliance. "We are pleased to be affiliated with a leading institution and offer students an accredited degree. With government support and a high degree of student demand on vocational education, this educational segment should continue to prosper in the future."

Under the terms of the agreements, the Company will loan NIT RMB 50 million to establish a state-of-the-art training center in NIT. The Company will manage the daily operations of NIT, which are focused on vocational training and market-oriented education, for the next ten years. In return, NIT will pay the Company RMB 10 million annually. When the agreements terminate, NIT will repay RMB 50 million to the Company.

Recently the Chinese government has placed an unprecedented importance on vocational education. The Ministry of Education has published a middle-to-long term development plan, which places the development of vocational education as one of its three priorities. China currently is in the process of shifting from a labor-intensive industry to a technology-intensive industry and is in great need of technical professionals and skilled workers. Currently in China, there are 596 private colleges, 318 independent colleges and 334 state owned colleges engaged in vocational education with a total of 12.8 million students. The average tuition per student is $1200. With the increased government support and significant demand on vocational education, this emerging industry has a robust future and tremendous potential. The Company will not only benefit from its partnership with NIT, but plans to replicate this business model to other postsecondary colleges with its expertise and experience in the field of training.

About Nanchang Institute of Technology (NIT)

Nanchang Institute of Technology (NIT) is one of the top private universities located in Nanchang, the capital of Jiangxi province, China. Since its inception in 1999, NIT has grown to five campuses covering 4,600 acres with 1,190,000 square meters of academic buildings, dormitories, scientific research centers and libraries. Having over 30,000 on-campus students, NIT currently employs over 2,000 faculty members, of which 642 teachers have advanced academic degrees. As a full-time bachelor degree college accredited by Ministry of Education of China, NIT has 13 departments, 6 research centers and 9 training bases with more than 70 majors. For more information about NIT, visit the college website at http://www.nclg.com.cn.

About China Education Alliance, Inc.

China Education Alliance, Inc. (http://www.chinaeducationalliance.com) is a fast-growing, leading, China-based company offering high-quality education resources and services to students ages 6 to 18 and adults (university students and professionals) ages 18 and over. For students ages 6 to 18, China Education Alliance offers supplemental, online exam-oriented training materials and onsite, exam-oriented training and tutoring services. The company provides online, downloadable famous-teacher resources and onsite, personalized instruction. All resources and tutoring services are provided by famous teachers within mainland China. The purpose of online exam-orientated resources and onsite tutoring is to help Chinese students (ages 6 to 18) pass the two most important and highly competitive exams in their educational career: the senior high school entrance and college entrance exams. For graduates and professionals age 18 and over, China Education Alliance provides vocational training including IT and several professional training programs.

Forward-Looking Statements

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations of signing new customers and contracts, developing new products, projected revenues and earnings, and the success of new products. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. China Education Alliance undertakes no obligation to update the forward-looking information contained in this press release.

For more information, please contact:

China Education Alliance, Inc.
Alice Lee Rogers, CFO
Tel: +1-626-379-5956
Email: alice@edu-chn.com